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                             OFFICER'S CERTIFICATE

  THE UNDERSIGNED, Arthur M. Siskind, the duly elected Senior Executive Vice President and General Counsel of Fox Entertainment Group, Inc., a Delaware corporation (the "Registrant"), does hereby certify as follows:

    (i) The Registrant has instructed its bank to transmit to the Securities and Exchange Commission (the "Commission") $130,104, representing the registration filing fee, by wire transfer of such amount from the Registrant's account to the Commission's account at Mellon Bank as soon as practicable but no later than the close of business November 12, 1998;

    (ii) The Registrant will confirm the bank's receipt of such instructions during regular business hours on November 12, 1998;

    (iii) The Registrant will not revoke such instructions;

    (iv) The Registrant has sufficient funds in the Registrant's account to cover the amount of the filing fee.

  IN WITNESS WHEREOF, I have executed this Certificate this 10th day of November 1998.

                                          /s/ Arthur M. Siskind
                                          _____________________________________
                                          Senior Executive Vice President and
                                             General Counsel